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EUA ENERGY INVESTMENT CORPORATION
Statements of Income
Periods Ended September 30, 2000
 (expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)

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                         Quarter          Six Months
                         -------          ----------

Operating expenses          $-     $ 0.1
                         --     -----
Income (loss) before interest     -     (0.1)
                         --     -----
Other income          -     0.2
                         --     -----
Net income          $-     $ 0.1
                         ==     =====






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